PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-174941

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus Dated September 27, 2011,

as supplemented on April 3, 2011)

MISTER GOODY INC.

Common Stock

This prospectus supplements the prospectus dated September 27, 2011 (as supplemented on April 3, 2011) relating to the sale of up to 400,000 shares of common stock of Mister Goody, Inc. that may be sold from time to time by the selling shareholders as described in the prospectus. You should read this prospectus supplement in conjunction with the prospectus.

Current Report on Form 8-K

On April 5, 2012, we filed a Current Report on Form 8-K. A copy of such Report is also being provided to you along with this Supplement.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement No. 5 is April 5, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2012

MISTER GOODY, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54517	27-5414480
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7877 Emerald Winds Circle Boynton Beach, Florida		33473
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-396-0554

Not Applicable
(Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01

OTHER EVENTS

On April 4, 2012, the Company issued a press release entitled “Mister Goody, Inc. Announces It Will Begin Trading on April 5, 2012” which is attached as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.

Document Description

99.1

Mister Goody, Inc. Press Release dated April 4, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2012

MISTER GOODY, INC.

By:	/s/ Joel Arberman
Joel Arberman
President, Chief Executive Officer,
Chief Financial Officer, Treasurer and Director

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Mister Goody, Inc. Press Release dated April 4, 2012

Contact: Jeff Louderback 561-396-0554 contact	7877 Emerald Winds Cir Boynton Beach, FL 33473 http://www.MisterGoody.com/	MISTER GOODY, INC.

Press Release

Mister Goody, Inc. Announces It Will Begin Trading on April 5, 2012
Mister Goody to become a publicly traded company with symbol MSGO

Boynton Beach, Florida – April 4, 2012 – Mister Goody, Inc. (OTC BB: MSGO), announced today that the Financial Industry Regulatory Authority, Inc. has approved the company for trading under the stock symbol MSGO. The company anticipates its stock will begin trading on April 5, 2012.

In today’s Internet age, social media marketing, search engine optimization, Internet marketing, content creation, website development and public relations are becoming critical for businesses to successfully generate attention, engage customers and increase sales.

Many businesses aren’t experienced in all of these areas and don’t have the budget to hire full-time employees to address all of their needs. Therefore, a growing number of businesses are turning to independent service providers to provide essential skills, but they are often uncertain about where to find talented freelancers.

Through MisterGoody.com, Mister Goody provides businesses with access to independent freelancers who provide a wide array of creative, marketing and technology services, at fixed rates. This on-demand workforce allows businesses to have services completed when they are needed, saving time and money. Now, businesses can focus on what they do best and let freelancers do the rest.

About Mister Goody, Inc.

Mister Goody provides businesses with access to independent freelancers who provide a wide array of creative, marketing and technology services, at fixed rates. The independent freelancers specialize in social media marketing, search engine optimization, Internet marketing, content creation, website development and public relations among other services. This on-demand workforce allows businesses to have services completed when they are needed, saving time and money. Now, businesses can focus on what they do best and let freelancers do the rest. For more information, visit http://www.MisterGoody.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Mister Goody Inc. Media Contact

Jeff Louderback

Corporate Communications

Mister Goody, Inc.

561-396-0554

Jeff@MisterGoody.com